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                                                                EXHIBIT 99.1

FOR IMMEDIATE RELEASE

            Safe Technologies International, Inc., (SFAD)
         Announces Partnership with 'The Sharper Image' (SHRP)
                   for CYBERMALLS CASTLE Online Store


PALM BEACH, Fla., April 13, 1999, Safe Technologies International, Inc., (OTC
BB: SFAD) announced today that their wholly owned subsidiary, Internet Commerce, Inc., (ICI) had entered into a partnership with Sharper Image Corp.(SHRP) to distribute select Sharper Image products online.

Michael Bhathena, President of Internet Commerce, Inc., said "we are pleased to represent The Sharper Image products within INCyberMall.com. Their select products, which fit into the niche profile of CYBERMALLS CASTLE STORE, such as cameras, personal fitness items, watches, clocks, jewelry, toys, games, etc., will be offered for sale at reduced online pricing. Innovative products such as their 'Citybug Electric Scooter', a quiet, peppy, non polluting electric motor scooter and their 'Atomic Watch', a watch which receives signals from the U.S. Atomic Clock and automatically resets itself to the exact time, will be displayed for sale in the appropriate rooms in Cybermalls Castle, i.e. Garage and Lord's Dressing Room, etc."

"I would expect that we will have several hundred of The Sharper Image products for sale within Cybermalls Castle very shortly", reported Mr. Bhathena. "We have had a great response from numerous high end manufacturers wanting us to represent their upmarket products within Cybermalls Castle, and we have quite a back log of companies' products coming online. To expedite the preparations to handle the E-Commerce, I am in process of orienting Internet Associates' tech staff, our new subsidiary, which will be assisting ICI with the work of getting our products up for sale online, faster."

Brad Tolley, SFAD's Vice-President of Investor Relations, said, "The selected Sharper Image products will appeal to INCyberMall.com's sophisticated, affluent shoppers who search for unique, one of a kind, merchandise".



    SOURCE:         Safe Technologies International, Inc.,(SFAD)
    CONTACT:        Brad Tolley VP Investor Relations
    TEL:            561-832-2700
    EMAIL:          investor.relations@safetechnologies.com
    HTTP://         www.safetechnologies.com

Forward-Looking Statements: Except for the historical information contained herein, this news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of l934, as amended, that may involve risks and uncertainties, including those relating to the availability of suitable financial resources, the availability of management, unproven market for SFAD's products and services as well as other risks detailed from time to time in the Company's SEC reports, including reports on Form 10KSB for the year ended December 31, 1998.